EXHIBIT 99.1

PRESS RELEASE DATED FEBRUARY 5, 2015

PORTLAND, OR (FEBRUARY 5, 2015) - Rentrak (NASDAQ: RENT), the leader in precisely measuring movies and TV everywhere, today announced it has completed the sale of its Pay Per Transaction® (PPT®) packaged media rental business to Vobile, the worldwide leader in video and audio content protection, measurement and monetization services, for a total of $7 million. Rentrak received $1 million in cash, a $1 million note due in six months and Vobile preferred stock with a $5 million liquidation preference.
Rentrak stated in March 2014 that it intended to sell its PPT® business, which enables video stores to lease studio content via its PPT® system. Vobile plans to hire all Rentrak PPT® employees to continue running the business and will rent space in Rentrak’s Portland office.
“While our PPT® business no longer fits with our strategy of precisely measuring movies and TV everywhere, it has provided considerable value for studios and brick-and-mortar retailers for many years, while generating more than $100 million in cash for Rentrak since 2006 that we used to build our movie and TV measurement businesses,” said Rentrak Vice Chairman and Chief Executive Officer Bill Livek. “Vobile has been a strategic vendor to Rentrak for some time.  Knowing them as we do, we are confident that Vobile is fully committed to continuing our long-standing tradition of providing outstanding service to the clients of its PPT® business. We look forward to continuing to work closely with Vobile in our information businesses.”
“Vobile has been a trusted provider of premier services in content protection, measurement and monetization to movie studios and TV networks for nearly a decade,” said Vobile Chief Executive Officer Yangbin Wang. “We are very pleased to be able to work with Rentrak to acquire the complete team along with the Pay Per Transaction® revenue sharing system, which has an excellent three-decade long track record in helping clients make more profit with less risk. By integrating the PPT® system with our VDNA platform, Vobile will enable content owners and distributors to maximize their revenues in the mobile Internet era. We look forward to serving all our existing customers and many more.”
About Vobile
Vobile is the worldwide leader in video and audio content protection, measurement and monetization services. Its patented core VDNA technologies enable fully automated identification, tracking and management of any video and audio content with high accuracy and scalability. Vobile operates the VDNA Database (VDDB), which is the most comprehensive database of authorized video fingerprints, metadata and business rules from major movie studios, television networks and record labels. Founded in 2005, the company is headquartered in Santa Clara, Ca., with additional offices in the United States, China, Japan and Singapore. For more information, please visit www.vobileinc.com.
Vobile, VDNA, VDDB, VideoTracker, MediaWise, mSync, the Vobile, VDNA and VDDB logos are registered trademarks or trademarks of Vobile, Inc.
About Rentrak
Rentrak (NASDAQ: RENT) is the entertainment and marketing industries' premier provider of worldwide consumer viewership information, precisely measuring actual viewing behavior of movies and TV everywhere. Using our proprietary intelligence and technology, combined with Advanced Demographics, only Rentrak is the census currency for VOD and movies. Rentrak provides the stable and robust audience measurement services that movie, television and advertising professionals across the globe have come to rely on to better deliver their business goals and more precisely target advertising across numerous platforms including box office, multiscreen television and home video. For more information on Rentrak, please visit www.rentrak.com.